UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) May 26, 2016

The Navigators Group, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-15886	13-3138397
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 Atlantic Street, 8th Floor, Stamford, Connecticut		06901
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code (203) 905-6090

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07.	Submission of Matters to a Vote of Security Holders.

As of March 28, 2016, the Company’s record date for the Annual Meeting, there were a total of 14,537,989 shares of the Company’s common stock outstanding and entitled to vote at the Annual Meeting. At the Annual Meeting, 13,616,456 shares of common stock, or approximately 93.7% of the shares outstanding and entitled to vote, were represented in person or by proxy and, therefore, a quorum was present.

Set forth below are the final voting results for each proposal submitted to a vote of the shareholders.

1.	The following nominees for directors were elected to hold office until the 2017 annual meeting of shareholders or until their respective successors have been duly elected and qualified. The number of votes for, against, and abstained and all shares as to which brokers indicated that they did not have the authority to vote (“Broker Non-Votes”) with respect to each director were as follows:

Nominee	For	Withheld	Broker Non-Votes
Saul L. Basch	12,905,223	270,596	440,637
H. J. Mervyn Blakeney	12,857,559	318,260	440,637
Terence N. Deeks	12,888,000	287,819	440,637
Stanley A. Galanski	12,887,871	287,948	440,637
Geoffrey E. Johnson	12,905,023	270,796	440,637
Robert V. Mendelsohn	12,900,413	275,406	440,637
David M. Platter	12,900,212	275,607	440,637
Patricia H. Roberts	12,905,352	270,467	440,637
Janice C. Tomlinson	12,904,994	270,825	440,637
Marc M. Tract	12,204,960	970,859	440,637

2.	The advisory resolution on executive compensation was approved. The number of votes for, against, and abstained and all Broker Non-Votes with respect to this proposal were as follows:

For	Against	Abstain	Broker Non-Votes
13,145,082	26,891	3,846	440,637

3.	The proposal to ratify the appointment of KPMG LLP as the independent auditors of the Company for fiscal year end December 31, 2016 was approved. The number of votes for, against, and abstained and all Broker Non-Votes with respect to this proposal were as follows:

For	Against	Abstain
13,383,123	232,583	750

Item 8.01.	Other Events

On May 26, 2016 the Company issued a press release announcing that its Board of Directors has declared a quarterly cash dividend of $0.09 per share of common stock, payable on July 15, 2016, to stockholders of record at the close of business on June 20, 2016. This press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

99.1	Press Release dated May 26, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE NAVIGATORS GROUP, INC.

By:	/s/ Emily B. Miner
Name:	Emily B. Miner
Title:	Senior Vice President and General Counsel

Date: May 31, 2016